Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated December 17, 2024, with respect to the consolidated financial statements of Sonnet BioTherapeutics Holdings, Inc. and subsidiaries, included herein, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania
October 22, 2025